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                                                                   Exhibit 10.24


July 9, 1999

Ms. Sue Swenson
408 Luzon Avenue
Del Mar, CA  92014

Dear Sue:

This letter cancels and supersedes our offer letter dated June 11, 1999.

We are pleased to offer you the position of President of Leap Wireless International, reporting to Harvey White, Chairman and Chief Executive Officer. The terms of the offer are as follows:

1.    A starting salary of $400,000 annually.

2. You are eligible for our Executive Bonus Plan. Beginning with FY99, you will have the opportunity to earn an annual bonus of up to 60% of your base compensation. The bonus payout will occur during the early part of December following the end of the fiscal year. It will be based upon company and individual performance.

3. An opportunity to acquire 250,000 shares of Leap Wireless International stock through our Stock Option Plan. These options vest at the rate of 20% per year, upon the anniversary of the grant date. The option strike price will be established on the Friday after you start and will be based on the closing price of the stock the previous Thursday. These options become fully vested after five years, have a ten-year life and are subject to all terms and provisions of the Plan. This grant is subject to approval by LWI's Compensation Committee of the Board of Directors. Additional details of the Stock Option Plan will be provided in your stock option grant letter, which will be presented to you within your first month of employment.

4.    In addition to the Leap Wireless stock option grant, we will also offer you an opportunity to acquire 350,000 shares of Cricket stock through our Stock Option Plan. The option price will be $2.00/share. These options become fully vested after five years, have a ten-year life and are subject to all terms and provisions of the Plan. This grant is subject to approval by LWI's Compensation Committee of the Board of Directors. All future grants will be awarded based on your performance and the success of the business.
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Ms. Sue Swenson
July 9, 1999
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5.    A competitive comprehensive benefits package for your and your dependents.
      In addition to these standard benefits, you are also eligible to participate in our supplement health plan, the Executive Medical Reimbursement Plan, which reimburses most expenses not covered by our primary insurer, supplemental life and disability insurance coverage.

6. Eligibility to participate in the Executive Retirement Plan that enables you to defer up to 100% of base salary and bonus on an annual basis. Participants receive a 50% match in the form of company stock on up to 20% of base salary and bonus, less the 401(k) deferral limit allowed by the Plan. Deferred income is invested in your choice of several Fidelity Funds. Please refer to the attached plan highlights page for additional details.

7. A special termination agreement effective for 24 consecutive months following your date of hire will be provided. Payment will be made upon involuntary termination of your employment for reasons other than gross misconduct or gross neglect of duty. The payment will be as follows:

      - Twelve months base pay if termination occurs within 12 months of date of hire.

      - Nine months base pay if termination occurs within 13 to 24 months of date of hire

Assuming a positive response, please return a signed copy of the attached Terms of Employment. Please note that this offer is valid for seven days from the date of this letter. If you have any questions, please do not hesitate of call me at
(619) 882-6015.

Congratulations and welcome to the Leap Wireless International team.

Sincerely,

/s/ Leonard C. Stephens

Leonard C. Stephens
Senior Vice President
Human Resources

Enc.